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                                                                     EXHIBIT 21


SUBSIDIARIES OF PULITZER INC.
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The Registrant is currently a wholly-owned subsidiary of Pulitzer Publishing
Company ("Pulitzer").


On May 25, 1998, Pulitzer, the Registrant and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger pursuant to which Hearst-Argyle will acquire Pulitzer's television and radio broadcasting operations. Prior to the Merger and pursuant to the terms of a Contribution and Assumption Agreement, Pulitzer will contribute, among other things, its newspaper publishing and related new media assets and liabilities to the Registrant (the "Contribution") and distribute (i) to each holder of Pulitzer common stock one fully-paid and non-assessable share of the Registrant's common stock for each share of Pulitzer common stock held and (ii) to each holder of Pulitzer Class B common stock one fully-paid and non-assessable share of the Registrant's Class B common stock for each share of Pulitzer Class B common stock held (the "Distribution"). The Contribution and Distribution collectively constitute the "Spin-off" of the Registrant from Pulitzer.

Immediately following the Spin-off, the following current subsidiaries of Pulitzer will be subsidiaries of the Registrant:

Star Publishing Company
Pulitzer Technologies, Inc.
News Information, Inc.
WEJ Investment Company
Pulitzer Ventures, Inc.
Pulitzer Sports, Inc.
Lerner Newspapers, Inc.
Pulitzer Community Newspapers, Inc. and its wholly-owned subsidiaries:
    PCN Service Company
    Hanford Sentinel, Inc.
    Pulitzer Missouri Newspapers, Inc.
    Napa Valley Publishing Company
    Flagstaff Publishing Company
    Santa Maria Times, Inc.
    Haverhill Publishing, Inc.
    Sonoma-Marin Publishing Company
    Kauai Publishing Company
    Northern Lakes Publishing Company
    Northern Illinois Publishing Company
    Southwestern Oregon Publishing Company
    Eastern Missouri Publishing Company
    Southwest Montana Publishing Company